Exhibit 99.1

Cardinal Energy Group, Inc. Awarded Partial Default Judgment in Lawsuit

‘Damages expected to exceed $2,000,000’

Abilene TX, November 25, 2015 — Cardinal Energy Group, Inc. (“Cardinal Energy” or “the Company”) (OTCQB: CEGX) reports that the Company has been awarded a partial default judgement on August 5, 2015 based on a lawsuit it filed in the District Court of Shackelford County, Texas, 259th Judicial District, against HLA Interests, LLC, Phillip Allen, SEDCO Operating, LLC, ERCO Holdings, Ltd, Caleb David Elks, and Michael Cies dba Terlingua Oil Associates.

Timothy W. Crawford, CEO of Cardinal remarks, “Cardinal filed this lawsuit against the corporate defendants and the individual members in their personal capacities on June 3, 2015. The lawsuit stems from a Working Interest Purchase Agreement that Cardinal entered into on July 3, 2013 with Defendant HLA Interests (an oil and gas management company that owns and controls existing oil fields in Texas), pursuant to which Cardinal agreed to purchase from HLA Interests its 85% working interest in 5 oil and gas leases known as the Dawson-Conway Leases (the “Leases”) in Shackelford County, Texas. Cardinal was fraudulently induced to enter into the Agreement by the defendants, who knew that 3 of the 5 Leases had expired prior to executing the Agreement.”

Mr. Crawford further comments, “Cardinal’s out-of-pocket damages as a result of the claims asserted in this lawsuit have been calculated at $1,735,765. Adding the claims for attorneys’ fees, and other damages, including punitive damages as a result of the intentional fraudulent conduct, Cardinal’s damages will exceed $2,000,000. Cardinal will be awarded, at a minimum, its out-of-pocket damages of $1,735,765, with a good possibility that the Court will also award attorneys’ fees and punitive damages as a result of the defendants’ conduct.” The Company anticipates that a hearing on damages will be heard by the Court in the near future at which time the amounts for attorneys’ fees, other costs and punitive damages will be quantified.

About Cardinal Energy Group, Inc.

Cardinal Energy Group, Inc. is an environmentally responsible energy company principally engaged in the acquisition, development and production of crude oil. Cardinal’s strategy is to increase reserves and production through the exploitation of oil and natural gas properties with high emphasis on known formations with significant proven reserves remaining that can be produced economically. The company’s properties and development efforts are located primarily in the continental United States. More information on Cardinal Energy Group, Inc. is available at www.cegx.us.

Forward Looking Statements

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Cardinal Energy Group, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our beliefs concerning our ability to increase the rate of oil and gas production, and the expected demand, pricing and operating results for our oil and gas operations.

Contact:

Cardinal Energy Group, Inc.

info@cegx.us